NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY REPORTS POSITIVE SAME-RESTAURANT SALES OF 4.2%, CONTINUED IMPROVEMENTS IN MARGINS AND PROFITABILITY FOR SECOND QUARTER FISCAL 2011

MARYVILLE, TN – January 5, 2011 – Ruby Tuesday, Inc. (NYSE: RT) today reported financial results for the fiscal second quarter ended November 30, 2010.

Highlights for the second quarter of 2011 compared to the second quarter of 2010 include:
•	Positive same-restaurant sales of 4.2% at Company-owned Ruby Tuesday restaurants
•	Restaurant-level operating margin of 15.1%, compared to 13.7% for the prior year, an improvement of 140 basis points
•	Net income of $4.6 million, compared to prior-year net income of $0.4 million
•	Diluted earnings per share of $0.07, compared to diluted earnings per share of $0.01 for the prior year
•	Negotiated a new five-year, $320 million revolving credit facility with attractive pricing and flexibility, which closed on December 1st
•	Book debt to EBITDA ratio of 2.03 represents an improvement over the prior-year ratio of 2.57

“We are pleased to report our third consecutive quarter of positive same-restaurant sales, and our strongest quarterly sales percentage in almost five years.  We believe these results are directly correlated to our repositioning efforts and strategic investments in our high-quality menu offerings, combined with an effective targeted marketing program.  We are excited about our Ruby Tuesday brand and believe the investments we continue to make are yielding positive results and momentum, even in this continued challenging economic environment,” said Founder, Chairman, and CEO, Sandy Beall.

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News Release
January 5, 2011
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Other highlights from our second quarter results include:
•	Same-restaurant sales sizably outperformed Knapp-TrackTM, the industry benchmark
•	Same-restaurant sales for domestic franchised restaurants increased by 1.6%
•	Total revenue increased 6.2% from the prior-year period
•
Sales at domestic and international franchise Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise revenue on the Company’s statement of operations) totaled $79.9 million and $88.5 million for the second quarter of fiscal 2011 and 2010, respectively

•	First Jim ‘N Nick’s Bar-B-Q conversion opened in Knoxville on September 21st
•	The Company acquired three Ruby Tuesday restaurants from a traditional franchisee in Lexington, Kentucky
•	The Company did not open any new Ruby Tuesday restaurants and closed one restaurant
•	Domestic and international franchisees opened two new Ruby Tuesday restaurants and closed four
•	Total capital expenditures were $6.7 million

Mr. Beall added, “Our sales and earnings growth and solid balance sheet are enabling us to execute on our three to five year strategies to further strengthen and grow our business in a low-risk, high-return manner.  These strategies include:
•
Continue to Enhance Sales and Margins of Our Core Brand – Our number one focus continues to be the strength of the Ruby Tuesday brand, from both a sales and margin standpoint.  Our recent new offerings including our fall menu, Fit & Trim entrees, complimentary garlic cheese biscuits, additional side items, enhanced Garden Bar, and enhanced Sunday Brunch have been well received by our guests.  We believe continually introducing new key promotions and offerings, which we call “Game Changers,” coupled with our reinvestment in various service-related initiatives, will facilitate our longer-term goal of providing a $25 high-quality casual dining experience for $15.

•
Increase Revenue and EBITDA Through New Concept Conversions and Franchise Partnership Acquisitions – Our second strategy is to get more from our existing assetswith a focus on converting certain underperforming Company-owned restaurants to other high-quality casual dining concepts. We have completed our first two restaurant

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January 5, 2011
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conversions with Jim ‘N Nick’s Bar-B-Q, which opened in Knoxville in September, and Truffles, which recently opened on December 8th in the Buckhead (Atlanta) area.  We are in the process of finalizing site selection for additional conversions over the next 18 months and are excited about the potentially high cash-on-cash returns these concepts afford our shareholders.  Another part of our plan is focused on generating incremental revenue and EBITDA from our current franchise partners through either potential additional acquisitions or conversion to traditional franchisees over time.

•
Focus on Low-Risk, Low Capital-Intensive, High-Return Growth – Our third strategy is focused on investing in low-risk, accretive growth.  We are excited about our previously-announced licensing agreement with Lime Fresh Mexican Grill, a Florida-based fast casual fresh-Mexican restaurant concept.  We are actively involved in site selection, with a primary focus on smaller, inline locations.  The ability to enter the high-growth fast casual segment with a strong brand such as Lime, which is in alignment with our focus on high-quality food and service, provides an attractive growth option with relatively low risk that should create long-term value for our shareholders.

•
Allocate Capital to Enhance Shareholder Value – Our recent recapitalization of the Company with a new five-year revolving credit facility provides us with greater flexibility going forward.  Our primary areas of focus are to enhance our cash flow through the low-risk, high-return investment opportunities noted above; maintain prudent debt levels; and return any excess cash to our shareholders primarily through an opportunistic share repurchase program.”

Fiscal Year 2011 Guidance
•	Same-Restaurant Sales – We estimate same-restaurant sales for Company-owned restaurants will be in the range of flat to positive 2% for the year
•
Company-Owned and Licensed Restaurant Development – We expect to open one to two inline restaurants in 2011, expect to close seven to nine Company-owned restaurants, and convert five to seven Company-owned restaurants to other high-end casual dining concepts.  In addition to the 20 franchise restaurants acquired during our first fiscal quarter and three restaurants we acquired in the second quarter, we are evaluating the potential buy back of additional franchise restaurants over the remainder of the fiscal year.

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•	Franchise Restaurant Development – We project our franchisees will open eight to 10 restaurants, up to five of which will be international
•
Restaurant Operating Margins – Margins are anticipated to be relatively flat, primarily reflecting the impact of our continued investment in higher-quality menu items and new product offerings, as well as investments in service to enhance our guest experience and drive sales, offset by lower promotional levels.  Our food costs are expected to remain relatively stable compared to the prior year.

•
Other Expenses – Depreciation is projected in the $60-$63 million range and selling, general, and administrative expenses are targeted to be up approximately 8%-10% from a year earlier, primarily reflecting higher marketing brand research and training expenses.  Interest expense is projected to be $10-$12 million and the effective tax rate is estimated to be 20%-25%.

•	Diluted Earnings Per Share for the year are projected to be in the $0.76 -$0.86 range. Fully-diluted weighted average shares outstanding are estimated to be approximately 64.5 million for the year.
•	Capital Expenditures are estimated to be $29-$33 million

In closing, Mr. Beall said, “While we are pleased with the momentum of our business, our team is determined to work harder and smarter to strengthen our Ruby Tuesday brand as it is the key building block to our long-range plan.  We believe we have solid plans in place and are excited about our future.  We look forward to leveraging our various growth options, strong balance sheet, and talented team members to continue to rebuild shareholder value.”

A FRESH NEW RUBY TUESDAY

Ruby Tuesday, Inc. has Company-owned and/or franchise Ruby Tuesday brand restaurants in 46 states, the District of Columbia, 15 foreign countries, and Guam.  As of November 30, 2010, the Company owned and operated 676 Ruby Tuesday restaurants, while domestic and international franchisees (including Hawaii and Guam) operated 140 and 58 restaurants, respectively. Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol:  RT).

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For more information, contact:
Greg Ashley                                                                                                Phone:  865-379-5700

The Company will host a conference call, which will be a live web-cast, this afternoon at 5:00 p.m. Eastern Time.   The call will be available live at the following websites:

http://www.rubytuesday.com
http://www.earnings.com

Special Note Regarding Forward-Looking Information

This press release contains various forward-looking statements, which represent our expectations or beliefs concerning future events, including one or more of the following:  future financial performance and restaurant growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayments of debt, availability of debt financing on terms attractive to the Company, payment of dividends, stock repurchases, and restaurant and franchise acquisitions and refranchises.  We caution the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements (such statements include, but are not limited to, statements relating to cost savings that we estimate may result from any programs we implement, our estimates of future capital spending and free cash flow, and our targets for annual growth in same-restaurant sales and average annual sales per restaurant), including, without limitation, the following: general economic conditions; changes in promotional, couponing and advertising strategies; changes in our guests’ disposable income; consumer spending trends and habits; increased competition in the restaurant market; laws and regulations affecting labor and employee benefit costs, including further potential increases in state and federally mandated minimum wages; guests’ acceptance of changes in menu items; guests’ acceptance of our development prototypes, remodeled restaurants, and conversion strategy; mall-traffic trends; changes in the availability and cost of capital; weather conditions in the regions in which Company-owned and franchised restaurants are operated; costs and availability of food and beverage inventory; our ability to attract and retain qualified managers, franchisees and team members; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either Ruby Tuesday or other restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; and significant fluctuations in energy prices.

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RUBY TUESDAY, INC.

Financial Results For the Second Quarter of Fiscal Year 2011
(Amounts in thousands except per share amounts)
(Unaudited)
	13 Weeks		13 Weeks			26 Weeks		26 Weeks
	Ended		Ended			Ended		Ended
	November 30,	Percent	December 1,	Percent	Percent	November 30,	Percent	December 1,	Percent	Percent
	2010	of Revenue	2009	of Revenue	Change	2010	of Revenue	2009	of Revenue	Change

Revenue:
Restaurant sales and operating revenue	$ 288,955	99.5	$ 271,882	99.4		$ 589,587	99.4	$ 571,183	99.5
Franchise revenue	1,496	0.5	1,582	0.6		3,550	0.6	2,893	0.5
Total revenue	290,451	100.0	273,464	100.0	6.2	593,137	100.0	574,076	100.0	3.3

Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of merchandise	84,537	29.3	78,555	28.9		169,630	28.8	168,882	29.6
Payroll and related costs	99,756	34.5	95,784	35.2		199,965	33.9	196,243	34.4
Other restaurant operating costs	61,157	21.2	60,323	22.2		120,800	20.5	121,200	21.2
Depreciation and amortization	15,619	5.4	16,285	6.0		30,741	5.2	32,566	5.7
(as a percent of Total revenue)
Selling, general and administrative, net	21,237	7.3	16,388	6.0		43,780	7.4	35,408	6.2
Closures and impairments	348	0.1	(52)	0.0		2,087	0.4	538	0.1
Equity in (earnings)/losses of unconsolidated franchises	(27)	0.0	760	0.3		(230)	0.0	988	0.2
Total operating costs and expenses	282,627		268,043			566,773		555,825

Earnings before Interest and Taxes	7,824	2.7	5,421	2.0	44.3	26,364	4.4	18,251	3.2	44.5

Interest expense, net	2,556	0.9	4,601	1.7		5,019	0.8	9,989	1.7

Pre-tax profit	5,268	1.8	820	0.3	542.4	21,345	3.6	8,262	1.4	158.4

Provision for income taxes	703	0.2	389	0.1		4,383	0.7	1,687	0.3

Net Income	$ 4,565	1.6	$ 431	0.2	959.2	$ 16,962	2.9	$ 6,575	1.1	158.0

Earnings Per Share:
Basic	$ 0.07		$ 0.01		600.0	$ 0.27		$ 0.11		145.5
Diluted	$ 0.07		$ 0.01		600.0	$ 0.26		$ 0.11		136.4

Shares:
Basic	64,011		63,319			63,846		59,723
Diluted	64,898		63,482			64,655		59,889

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January 5, 2011
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RUBY TUESDAY, INC.

Financial Results For the Second Quarter
of Fiscal Year 2011
(Amounts in thousands)
(Unaudited)
	November 30,	June 1,
CONDENSED BALANCE SHEETS	2010	2010
Assets
Cash and Short-Term Investments	$8,198	$9,569
Accounts and Notes Receivable	8,636	9,746
Inventories	42,705	28,813
Income Tax Receivable	2,707
Deferred Income Taxes	10,952	13,794
Assets Held for Sale	4,381	3,234
Prepaid Rent and Other Expenses	11,458	11,154

Total Current Assets	89,037	76,310

Property and Equipment, Net	947,456	943,486
Unamortized Goodwill, Net	1,495
Notes Receivable, Net	278	269
Other Assets	47,152	43,964

Total Assets	$1,085,418	$1,064,029

Liabilities
Current Portion of Long Term Debt, including
Capital Leases	$7,639	$12,776
Income Tax Payable		1,049
Other Current Liabilities	93,570	100,956
Long-Term Debt, including Capital Leases	283,255	276,490
Deferred Income Taxes	40,591	40,010
Deferred Escalating Minimum Rents	43,110	42,305
Other Deferred Liabilities	54,590	52,343

Total Liabilities	522,755	525,929

Shareholders' Equity	562,663	538,100

Total Liabilities and
Shareholders' Equity	$1,085,418	$1,064,029